Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 4

to Prospectus, as amended and restated,

declared effective on March 27, 2009

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No.4 supplements our Prospectus, as amended and restated, declared effective March 27, 2009  (as previously supplemented by the prospectus supplements dated April 22, 2009, July 23, 2009, and August 12, 2009, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 4 together with the Prospectus.

This Prospectus Supplement No. 4 includes the attached Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 24, 2010.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is February 24, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2010

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441

(Address of Principal Executive Offices)  (Zip Code)

(763) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Conditions

On February 24, 2010, Winmark Corporation (“Company”) announced in a press release its results of operations and financial condition for the year ended December 26, 2009.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

On February 24, 2010, Winmark Corporation (“Company”) announced in a press release its results of operations and financial condition for the year ended December 26, 2009.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1                                   Press Release dated February 24, 2010

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

WINMARK CORPORATION

Date: February 24, 2010	By:	/s/ Anthony D. Ishaug
Anthony D. Ishaug
Chief Financial Officer

3

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description

99.1	Press Release dated February 24, 2010

4

Exhibit 99.1

Contact:                                                  John L. Morgan

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 24, 2010) – Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 26, 2009 of $5,849,000 or $1.10 per share diluted, compared to net income of $1,139,400 or $.21 per share diluted, in 2008.  The fourth quarter 2009 net income was $1,460,500, or $.28 per share diluted, compared to a net loss of ($2,079,200), or ($.38) per share diluted, for the same period last year.  2008 results were impacted by a $2.8 million after-tax earnings charge, or $.52 per share for the fourth quarter, related to the impairment in Winmark’s investment in Tomsten, Inc. (d/b/a Archiver’s).  Revenues for the year ended December 26, 2009 were $37,296,000, up from $35,423,600 in 2008.

John Morgan, Chairman and Chief Executive Officer, stated “We finished 2009 with strong performance from our franchising business and improved profitability from our leasing activities.  We are satisfied with our results in 2009 and feel we are well positioned for 2010.”

Winmark Corporation creates, supports and finances business.  At December 26, 2009, there were 877 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 37 territories in operation under the Wirth Business Credit® brand.  An additional 46 retail franchises have been awarded but are not open.  In addition, at December 26, 2009, the Company had loans and leases equal to $39.0 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

	December 26, 2009 (unaudited)	December 27,2008 (audited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,490,800	$2,140,000
Marketable securities	1,274,000	438,300
Current investments	2,000,000	500,000
Receivables, less allowance for doubtful accounts of $35,700 and $52,700	1,761,100	2,064,100
Net investment in leases - current	17,575,900	17,379,700
Income tax receivable	—	792,200
Inventories	111,400	141,500
Prepaid expenses	398,800	1,018,800
Deferred income taxes	—	216,900
Total current assets	32,612,000	24,691,500

Net investment in leases - long term	19,423,700	28,035,300
Long-term investments	2,232,900	3,833,300
Long-term notes receivables, net	14,900	39,200
Property and equipment, net	1,843,500	512,200
Other assets	677,500	677,500
Deferred income taxes	—	320,800
	$56,804,500	$58,109,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current line of credit	$3,983,100	$4,313,200
Current renewable unsecured subordinated notes	9,166,900	8,052,400
Accounts payable	1,415,200	1,108,200
Income tax payable	183,500	—
Accrued liabilities	1,794,100	2,905,400
Current discounted lease rentals	972,600	1,012,900
Current rents received in advance	294,400	141,600
Current deferred revenue	1,188,800	993,600
Deferred income taxes	1,057,700	—
Total current liabilities	20,056,300	18,527,300
Long-term line of credit	5,298,900	9,276,300
Long-term renewable unsecured subordinated notes	12,058,700	12,788,700
Long-term discounted lease rentals	507,600	1,298,500
Long-term rents received in advance	1,332,000	1,696,400
Long-term deferred revenue	709,500	631,400
Other long-term liabilities	1,298,400	—
Deferred income taxes	214,400	—
Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 5,125,025 and 5,433,610 shares issued and outstanding	—	427,500
Other comprehensive income (loss)	9,600	(38,500)
Retained earnings	15,319,100	13,502,200

Total shareholders’ equity	15,328,700	13,891,200
	$56,804,500	$58,109,800

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

	Quarter Ended		Fiscal Year Ended
	December 26, 2009 (unaudited)	December 27, 2008 (unaudited)	December 26, 2009 (unaudited)	December 27, 2008 (audited)
REVENUE:
Royalties	$5,969,600	$5,428,200	$23,616,200	$21,804,200
Leasing income	2,420,500	2,172,800	9,536,900	8,092,800
Merchandise sales	488,200	582,700	2,386,700	3,268,100
Franchise fees	268,300	359,000	1,072,900	1,704,500
Other	236,500	158,000	683,300	554,000
Total revenue	9,383,100	8,700,700	37,296,000	35,423,600

COST OF MERCHANDISE SOLD	473,500	555,300	2,290,200	3,120,700
LEASING EXPENSE	544,900	461,800	2,288,200	1,881,800
PROVISION FOR CREDIT LOSSES	918,000	1,343,700	2,795,500	2,569,800
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,761,800	4,691,800	19,141,700	19,760,200

Income from operations	2,684,900	1,648,100	10,780,400	8,091,100
LOSS FROM EQUITY INVESTMENTS	(39,100)	(2,881,500)	(100,500)	(3,163,200)
INTEREST EXPENSE	(299,200)	(306,800)	(1,309,000)	(1,305,000)
INTEREST AND OTHER INCOME (LOSS)	107,900	(21,700)	459,300	224,600

Income (loss) before income taxes	2,454,500	(1,561,900)	9,830,200	3,847,500
PROVISION FOR INCOME TAXES	(994,000)	(517,300)	(3,981,200)	(2,708,100)
NET INCOME (LOSS)	$1,460,500	$(2,079,200)	$5,849,000	$1,139,400
EARNINGS (LOSS) PER SHARE - BASIC	$.28	$(.38)	$1.10	$.21
EARNINGS (LOSS) PER SHARE - DILUTED	$.28	$(.38)	$1.10	$.21
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	5,205,082	5,461,011	5,303,177	5,504,705
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	5,278,875	5,461,011	5,337,668	5,531,216